EXHIBIT 99.3

Pro Forma Condensed Financial Information

The unaudited pro forma information below gives effect to the transaction between SMSA Gainesville Acquisition Corp. (“SMSA”) and Preferred Rx, LLC (“Preferred Rx”) as if it had been consummated as of January 1, 2013 for the unaudited pro forma condensed combined statements of operations and June 30, 2014 for the unaudited pro forma condensed combined balance sheet. The unaudited pro forma information has been derived from the historical Financial Statements of these two companies. The unaudited pro forma information is for illustrative purposes only. You should not rely on the unaudited pro forma financial information as being indicative of the historical results that would have been achieved had the acquisition occurred in the past or the future financial results that the Company will achieve after the merger.

SMSA Gainesville Acquisition Corp. and Preferred Rx, LLC
Pro Forma Unaudited Condensed Combined Balance Sheets
As of June 30, 2014

	SMSA	Preferred Rx	Adjustments	Notes	Pro Forma
ASSETS

Current Assets:
Cash	$268,962	$123,949	$(49,000)	(a.1)	$343,911
Accounts receivable, net	-	277,932	-		277,932
Prepaid expenses and other current assets	42,111	2,080	-		44,191
Total current assets	311,073	403,961	(49,000)		666,034

Property and equipment, net	-	93,835	110,177	(a.2)	204,012

Intangible assets	-	-	512,259	(a.3)	512,259
Other assets	-	5,380	-		5,380
Total other assets	-	5,380	512,259		517,639

Total Assets	$311,073	$503,176	$573,436		$1,387,685

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable and accrued expenses	$384,274	$326,731	$344,138	(b)	$1,055,143
Acquisition earn-out and working capital consideration	-	-	498,252	(a.4)	498,252
Due to related party	237,012	400	-		237,412
Due to shareholder	41,039	-	-		41,039
Deferred revenue	-	5,074	(634)	(c)	4,440
Total Liabilities	662,325	332,205	841,756		1,836,286

Stockholders' Equity (Deficit):
Preferred stock	-	-	-		-
Common Stock	142,861	-	-		142,861
Additional paid-in capital	617,135	159,500	(159,500)	(d)	617,135
Subscription receivable	(10,000)	-	-		(10,000)
Retained Earnings (Accumulated Deficit)	(1,101,248)	11,471	(108,820)	(d)	(1,198,597)
Total Stockholders' Equity (Deficit)	(351,252)	170,971	(268,320)		(448,601)
Total Liabilities and Stockholders' Equity (Deficit)	$311,073	$503,176	$573,436		$1,387,685

See accompanying notes to unaudited pro forma condensed combined financial statements.

(a)
Reflects the estimated allocation of purchase price for Preferred Rx as if the transaction was consummated on June 30, 2014. The purchase price allocation has not been finalized and is subject to change upon recording of actual transaction costs and completion of valuations of tangible and intangible assets and liabilities:

Current and other assets acquired:
Cash	$123,949
Accounts receivable	277,932
Prepaid expenses and other current assets	2,080
Current assets acquired	$403,961
Other assets acquired	$5,380
$409,341

(a.2) Tangible assets and software acquired:
Computer equipment and leasehold improvements	$36,760
Information systems – Software	167,252
Property and equipment, net	$204,012

Tangible assets and software acquired are valued at their estimated fair values over their estimated useful economic lives as of September 30, 2014, the date the transaction was consummated. The Company estimates the average useful lives of these assets to be five years and will depreciate or amortize the assets on a straight-line basis as it approximates the pattern of consumption, approximately $41,000 annually.

(a.3) Intangible assets acquired:
Customer relationships	$385,526
Pharmacy licenses	126,733
Intangible Assets	$512,259

Intangible assets acquired are valued at their estimated fair values using discounted cash flows (customer relationship) and replacement cost (pharmacy licenses) models as of September 30, 2014, the date the transaction was consummated. The Company is still determining the appropriate useful life, but has used ten years for the customer relationships and two years for the pharmacy licenses, both on a straight line basis, for preparation of these pro forma statements. Annual amortization for intangible assets acquired approximates $102,000.

Liabilities assumed at June 30, 2014:
Accounts payable and accrued expenses	$(326,731)
Due to related party	(400)
Deferred revenue	(4,440)
$(331,571)
Net assets acquired as of June 30, 2014	$794,041

Earn-out and net working capital consideration:
Present value of minimum earn-out payable**	$(162,827)
Contingent earn-out liability**	(123,013)
Net working capital payable**	(212,412)
(a.4) Acquisition earn-out and working capital consideration	$(498,252)
(a.1) Cash paid at closing	(49,000)
Total purchase price consideration to be allocated	$(547,252)
Bargain purchase gain at June 30, 2014	$246,789

** The Earn-out liability and net working capital payable consideration (which excludes a $100,000 accrued liability) above represent the estimated fair value of the amounts to be paid as of September 30, 2014, the date the transaction was consummated. Earn-out considerations represent the present value of minimum earn-out payable in the amount of $200,000, plus the projected payout for amounts based on EBITDA targets for the future thirteen months.

At this time, the net assets’ fair value exceeds the estimated fair value of the total consideration we have paid and expect to pay over the earn-out period, therefore, the resulting difference will be recorded as a bargain purchase gain (approximately $247,000 as of June 30, 2014) until such analysis is complete and is appropriately excluded from the pro forma condensed combined statements of operations as it constitutes a material non-recurring event.

(b)	Adjustment to reflect estimated transaction costs payable. No adjustment has been made to the unaudited pro forma condensed combined statements of operations as they are non-recurring.

(c)	Adjustment for expected fulfilment costs to service deferred revenue obligations.

(d)	Adjustment to eliminate the historical stockholders’ equity accounts in Preferred Rx, reflect the bargain purchase gain and accrue for the estimated transaction costs.

SMSA Gainesville Acquisition Corp. and Preferred Rx, LLC
Pro Forma Unaudited Condensed Combined Statements of Operations
For the Six Months Ended June 30, 2014

	SMSA	Preferred Rx	Adjustments	Notes	Pro Forma

Revenues	$-	$1,716,940	$-		$1,716,940

Operating expenses
Personnel costs	36,720	1,456,021	-		1,492,741
Other general and administrative costs	166,157	114,374	-		280,531
Depreciation and amortization	-	25,854	45,507	(a)	71,361
License fee for software from member	-	16,500	(16,500)	(b)	-
Administrative services from related parties	-	6,545	-		6,545
Professional fees	363,652	-	-		363,652
Rent to related party	40,000	-	-		40,000
Shell acquisition costs	12,070	-	-		12,070
Total operating expenses	618,599	1,619,294	29,007		2,266,900

Income (loss) from operations before income taxes	(618,599)	97,646	(29,007)		(549,960)

Other income (expense)	-	597	-		597

Income (loss) before provision for income taxes	(618,599)	98,243	(29,007)		(549,363)

Provision for income taxes	-	4,948	-	(c)	4,948
Net income (loss)	$(618,599)	$93,295	$(29,007)		$(554,311)
Loss per weighted-average share of common stock outstanding - basic and diluted					$(0.00)
Weighted average number of shares of common stock outstanding - basic and diluted					135,246,030

See accompanying notes to unaudited pro forma condensed combined financial statements.

(a)
Adjustment for the removal of the historical depreciation of $25,854 and reflect depreciation and amortization of $71,361 related to the tangible and intangible assets acquired as part of the acquisition of Preferred Rx.

(b)	Adjustment to remove license fee for software contributed by a member. The software, and the rights to the software, were acquired in the acquisition of Preferred Rx.

(c)
The statutory rate for the Company is 34%. Due to recent net operating losses, we have a valuation allowance established to fully offset our deferred tax assets and net operating loss carryforwards that can be used to offset future taxable income. We are still reviewing any possible limitations on our existing net operating loss carryforwards and how they will impact the combined entity. The Company’s remaining taxes include Texas Franchise taxes.

SMSA Gainesville Acquisition Corp. and Preferred Rx, LLC
Pro Forma Unaudited Condensed Combined Statements of Operations
For the Year Ended December 31, 2013

	SMSA	Preferred Rx	Adjustments	Notes	Pro Forma

Revenues	$-	$2,587,233	$-		$2,587,233

Operating Expenses
Personnel costs	-	2,163,407	-		2,163,407
Other general and administrative costs	2,005	238,825	-		240,830
Depreciation and amortization	-	46,439	96,283	(a)	142,722
License fee for software from a related party	-	33,000	(33,000)	(b)	-
Administrative services from related parties	-	15,920	-		15,920
Professional fees	68,720	-	-		68,720
Shell acquisition costs	309,548	-	-		309,548
Total operating expenses	380,273	2,497,591	63,283		2,941,147

Income (loss) from operations before income taxes	(380,273)	89,642	(63,283)		(353,914)

Other expense
Other (income) expenses	-	(219)	-		(219)
Interest on member loans	-	3,463	-		3,463
Total other expense	-	3,244	-		3,244

Income (loss) before provision for income taxes	(380,273)	86,398	(63,283)		(357,158)

Provision for income taxes	-	7,151	-	(c)	7,151

Net income (loss)	$(380,273)	$79,247	$(63,283)		$(364,309)

Loss per weighted-average share of common stock outstanding - basic and diluted					$(0.00)

Weighted average number of shares of common stock outstanding - basic and diluted					133,935,107

See accompanying notes to unaudited pro forma condensed combined financial statements.

(a)
Adjustment for the removal of the historical depreciation of $46,439 and reflect depreciation and amortization of $142,722 related to the tangible and intangible assets acquired as part of the acquisition of Preferred Rx.

(b)	Adjustment to eliminate license fee for software contributed by a member. The software, and the rights to the software, were acquired in the acquisition of Preferred Rx.

(c)
The statutory rate for the Company is 34%. Due to our net operating losses, we have a valuation allowance established to fully offset our deferred tax assets and net operating loss carryforwards that can be used to offset future taxable income. We are still reviewing any possible limitations on our existing net operating loss carryforwards and how they will impact the combined entity. The Company’s remaining taxes include Texas Franchise taxes.